Exhibit h(6)(b)

ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT (“Agreement”) is dated as of February 1, 2016, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and VALIC COMPANY I, a Maryland corporation (the “Company”).

WITNESSETH:

WHEREAS, the Adviser and the Company are parties to that certain Investment Advisory Agreement, dated January 1, 2002, (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the Growth Fund (the “Fund”), a series of the Company; and

WHEREAS, the Company, on behalf of the Fund, pays the Adviser as compensation for services provided to the Fund, an advisory fee at the annual rate set forth in the Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Board of Directors (the “Board”) of the Company approved an Investment Sub-Advisory Agreement, as amended (the “Subadvisory Agreement”), by and between the Adviser and American Century Investment Management, Inc. (the “Subadviser”) at an in-person meeting held on January 25-26, 2016, pursuant to which the Subadviser will serve as subadviser to the Fund; and

WHEREAS, the Adviser has agreed to waive a portion of its fees under the Advisory Agreement, in the amount set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1. The Adviser shall waive its Advisory Fee under the Advisory Agreement with respect to the Fund so that the advisory fee payable by the Fund is equal to 0.68% on the first $500 million, 0.62% on the next $500 million, 0.59% on the next $500 million and 0.56% thereafter.

2. This Agreement shall continue in effect until September 30, 2017, and from year to year thereafter provided such continuance is agreed to by the Adviser and approved by a majority of the Directors of the Company who (i) are not “interested persons” of the Company or the Adviser, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Agreement. Upon termination of the Advisory Agreement with respect to the Fund, this Agreement shall automatically terminate.

3. This Agreement shall be construed in accordance with the laws of the State of New York.

4. This Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Thomas M. Ward
Name:	Thomas M. Ward
Title:	Vice President – Investments

VALIC COMPANY I, on behalf of Growth Fund, a series thereof,

By:	/s/ Gregory R. Kingston
Name:	Gregory R. Kingston
Title:	Treasurer and Principal Financial Officer